EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
June 30, 2021
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of June 30, 2021 and the related Condensed Consolidating Statements of Operations for the six months ended June 30, 2021 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

	June 30, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$214,407	$108,261	$167,722	$—	$490,390
Investment securities at fair value	157,001	—	—	—	157,001
Accounts receivable - trade, net	—	25,011	26,452	—	51,463
Intercompany receivables	1,835	—	—	(1,835)	—
Inventories	—	93,161	—	—	93,161
Income taxes receivable, net	716	—	—	(716)	—
Other current assets	1,152	5,769	39,250	—	46,171
Total current assets	375,111	232,202	233,424	(2,551)	838,186
Property, plant and equipment, net	427	24,648	47,729	—	72,804
Investments in real estate, net	—	—	9,608	—	9,608
Long-term investment securities at fair value	51,996	—	3,366	—	55,362
Investments in real estate ventures	—	—	76,192	—	76,192
Operating lease right-of-use assets	5,336	5,289	127,432	—	138,057
Investments in consolidated subsidiaries	455,557	237,914	—	(693,471)	—
Goodwill and other intangible assets, net	—	107,511	99,986	—	207,497
Other assets	16,186	51,297	31,188	—	98,671
Total assets	$904,613	$658,861	$628,925	$(696,022)	$1,496,377
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$12,526	$12,532	$(12,500)	$12,558
Intercompany payables	—	95	1,740	(1,835)	—
Income taxes payable, net	—	13,899	651	(716)	13,834
Current payments due under the Master Settlement Agreement	—	89,488	—	—	89,488
Current operating lease liability	1,687	1,438	23,500	—	26,625
Other current liabilities	43,473	93,882	86,185	(42)	223,498
Total current liabilities	45,160	211,328	124,608	(15,093)	366,003
Notes payable, long-term debt and other obligations, less current portion	1,396,510	6,301	6,266	(6,250)	1,402,827
Non-current employee benefits	57,967	8,862	—	—	66,829
Deferred income taxes, net	(8,810)	24,171	21,241	—	36,602
Non-current operating lease liability	5,069	4,367	135,051	—	144,487
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	762	34,515	40,919	(4,522)	71,674
Total liabilities	1,496,658	289,544	328,085	(25,865)	2,088,422
Commitments and contingencies
Stockholders' (deficiency) equity attributed to Vector Group Ltd.	(592,045)	369,317	300,840	(670,157)	(592,045)
Total stockholders' (deficiency) equity	(592,045)	369,317	300,840	(670,157)	(592,045)
Total liabilities and stockholders' deficiency	$904,613	$658,861	$628,925	$(696,022)	$1,496,377

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Six Months Ended June 30, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$598,004	$675,718	$(429)	$1,273,293
Expenses:
Cost of sales	—	370,176	493,776	—	863,952
Operating, selling, administrative and general expenses	21,330	36,717	124,439	(429)	182,057
Litigation settlement and judgment expense	—	5	—	—	5
Management fee expense	—	6,483	—	(6,483)	—
Operating (loss) income	(21,330)	184,623	57,503	6,483	227,279
Other income (expenses):
Interest expense	(55,647)	(1,214)	(75)	70	(56,866)
Loss on extinguishment of debt	(21,362)	—	—	—	(21,362)
Equity in earnings from real estate ventures	—	—	18,274	—	18,274
Equity in earnings from investments	1,518	—	—	—	1,518
Equity in earnings (losses) in consolidated subsidiaries	189,466	57,084	—	(246,550)	—
Management fee income	6,483	—	—	(6,483)	—
Other, net	10,778	577	(3,023)	—	8,332
Income before provision for income taxes	109,906	241,070	72,679	(246,480)	177,175
Income tax benefit (expense)	15,356	(46,054)	(21,215)	—	(51,913)
Net income	125,262	195,016	51,464	(246,480)	125,262
Net income attributed to Vector Group Ltd.	$125,262	$195,016	$51,464	$(246,480)	$125,262
Comprehensive income attributed to Vector Group Ltd.	$125,738	$195,245	$51,464	$(246,709)	$125,738